March 2026

Pricing Supplement No. 14,838

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 13, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Bearish Dual Directional Trigger PLUS Based on the Inverse Performance of the S&P 500® Index due April 16, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Bearish Dual Directional Trigger PLUS, or “Bearish Trigger PLUS,” are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Bearish Trigger PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the S&P 500® Index, which we refer to as the underlying index, has depreciated in value, investors will receive the stated principal amount of their investment plus leveraged inverse performance of the underlying index, subject to the maximum payment at maturity. If the underlying index has appreciated in value but by no more than 14%, investors will receive the stated principal amount of their investment plus an unleveraged positive return reflecting the percentage increase, which will effectively be limited to a positive 14% return. However, if the underlying index has appreciated in value by more than 14%, investors will be exposed to the full amount of the percentage increase in the underlying index and will lose 1% of the stated principal amount for every 1% of appreciation, without any buffer. Under these circumstances, the payment at maturity will be less than $860 per Bearish Trigger PLUS, and could be zero. The Bearish Trigger PLUS are for investors who seek an inverse equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage and dual directional features that in each case apply to a limited range of performance of the underlying index. There is no minimum payment at maturity on the Bearish Trigger PLUS. Accordingly, investors may lose their entire initial investment in the Bearish Trigger PLUS. The Bearish Trigger PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The Bearish Trigger PLUS differ from the Bear Market PLUS described in the accompanying product supplement for PLUS in that the Bearish Trigger PLUS offer the potential for a positive return at maturity if the underlying index appreciates by up to 14%. The Bearish Trigger PLUS are not the Buffered PLUS described in the accompanying product supplement for PLUS. Unlike the Buffered PLUS, the Bearish Trigger PLUS do not provide any protection if the underlying index appreciates by more than 14%.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Bearish Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Maturity date:		April 16, 2027
Valuation date:		April 13, 2027, subject to postponement for non-index days and certain market disruption events
Underlying index:		S&P 500® Index
Aggregate principal amount:		$26,250,000
Payment at maturity:

If the final index value is less than the initial index value:

$1,000 + leveraged downside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is greater than or equal to the initial index value but is less than or equal to the trigger level:

$1,000 + ($1,000 × index percent increase)

In this scenario, you will receive a 1% positive return on the Bearish Trigger PLUS for each 1% positive return on the underlying index. In no event will this amount exceed the stated principal amount plus $140 per Bearish Trigger PLUS.

If the final index value is greater than the trigger level:

$1,000 - ($1,000 × index percent increase), subject to a minimum payment at maturity of $0

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000, and will represent a loss of more than 14%, and possibly all, of your investment.

Leveraged downside payment:		$1,000 × leverage factor × index percent decrease
Leverage factor:		200%
Maximum payment at maturity:		$1,300 per Bearish Trigger PLUS (130% of the stated principal amount)
Index percent decrease:		(initial index value – final index value) / initial index value
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		6,632.19, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Trigger level:		7,560.697, which is approximately 114% of the initial index value
Stated principal amount / Issue price:		$1,000 per Bearish Trigger PLUS (see “Commissions and issue price” below)
Pricing date:		March 13, 2026
Original issue date:		March 18, 2026 (3 business days after the pricing date)
CUSIP / ISIN:		61781EPD2 / US61781EPD21
Listing:		The Bearish Trigger PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		$973.30 per Bearish Trigger PLUS. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per Bearish Trigger PLUS	$1,000	$11.10
		$3.20	$985.70
Total	$26,250,000	$375,375	$25,874,625

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $11.10 for each Bearish Trigger PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $3.20 for each Bearish Trigger PLUS.

(3)See “Use of proceeds and hedging” on page 13.

The Bearish Trigger PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Bearish Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Bearish Trigger PLUS” and “Additional Information About the Bearish Trigger PLUS” at the end of this document. References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2023 Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Bearish Dual Directional Trigger PLUS Based on the Inverse Performance of the S&P 500® Index due April 16, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Bearish Dual Directional Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Bearish Dual Directional Trigger PLUS Based on the Inverse Performance of the S&P 500® Index due April 16, 2027 (the “Bearish Trigger PLUS”) can be used:

￭To gain inverse exposure to the underlying index, subject to the maximum payment at maturity

￭To obtain an unleveraged positive return for a limited range of appreciation of the underlying index

￭To provide limited protection against a loss of principal in the event of an appreciation of the underlying index as of the valuation date but only if the final index value is less than or equal to the trigger level

Maturity:	Approximately 13 months
Leverage factor:	200% (applicable only if the final index value is less than the initial index value)
Maximum payment at maturity:	$1,300 per Bearish Trigger PLUS (130% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose all their entire initial investment in the Bearish Trigger PLUS.
Trigger level:	114% of the initial index value
Interest:	None
Listing:	The Bearish Trigger PLUS will not be listed on any securities exchange

The original issue price of each Bearish Trigger PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Bearish Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Bearish Trigger PLUS on the pricing date is less than $1,000. We estimate that the value of each Bearish Trigger PLUS on the pricing date is $973.30.

What goes into the estimated value on the pricing date?

In valuing the Bearish Trigger PLUS on the pricing date, we take into account that the Bearish Trigger PLUS comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the Bearish Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Bearish Trigger PLUS?

In determining the economic terms of the Bearish Trigger PLUS, including the leverage factor, the trigger level and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Bearish Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Bearish Trigger PLUS?

The price at which MS & Co. purchases the Bearish Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Bearish Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Bearish Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Bearish Trigger PLUS, and, if it once chooses to make a market, may cease doing so at any time.

March 2026 Page 2

Morgan Stanley Finance LLC

Bearish Dual Directional Trigger PLUS Based on the Inverse Performance of the S&P 500® Index due April 16, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Bearish Trigger PLUS offer the potential for a positive return at maturity based on a limited range of percentage changes of the underlying index. At maturity, if the underlying index has depreciated in value, investors will receive the stated principal amount of their investment plus leveraged inverse performance of the underlying index, subject to the maximum payment at maturity. If the underlying index has appreciated in value but by no more than 14%, investors will receive the stated principal amount of their investment plus an unleveraged positive return reflecting the percentage increase, which will effectively be limited to a positive 14% return. However, if the underlying index has appreciated by more than 14%, investors will be exposed to the full amount of the percentage increase in the underlying index and will lose 1% of the stated principal amount for every 1% of appreciation, without any buffer. There is no minimum payment at maturity on the Bearish Trigger PLUS. Accordingly, investors may lose their entire initial investment in the Bearish Trigger PLUS. All payments on the Bearish Trigger PLUS are subject to our credit risk.

Leveraged Inverse Performance Up to a Cap

The Bearish Trigger PLUS offer investors an opportunity to capture enhanced inverse returns for a certain range of depreciation relative to a direct inverse investment in the underlying index, subject to the maximum payment at maturity.

Dual Directional Feature

The Bearish Trigger PLUS enable investors to obtain an unleveraged positive return reflecting the percentage increase if the final index value is greater than the initial index value but is less than or equal to the trigger level.

Upside Scenario if the Underlying Index Depreciates

The final index value is less than the initial index value, and, at maturity, you receive a full return of principal as well as 200% of the decrease in the value of the underlying index, subject to the maximum payment at maturity. For example, if the final index value is 10% less than the initial index value, the Bearish Trigger PLUS will provide a total return of 20% at maturity. The maximum payment at maturity will be $1,300 per Bearish Trigger PLUS (130% of the stated principal amount).

Dual Directional Scenario

The final index value is greater than or equal to the initial index value but is less than or equal to the trigger level, which is 114% of the initial index value. In this case, you receive a 1% positive return on the Bearish Trigger PLUS for each 1% positive return on the underlying index. For example, if the final index value is 10% greater than the initial index value, the Bearish Trigger PLUS will provide a total positive return of 10% at maturity. The maximum return you may receive in this scenario is a positive 14% return at maturity.

Downside Scenario if the Underlying Index Appreciates Beyond the Trigger Level

The final index value is greater than the trigger level. In this case, the Bearish Trigger PLUS redeem for at least 14% less than the stated principal amount, and this loss will be by an amount proportionate to the appreciation in the value of the underlying index over the term of the Bearish Trigger PLUS. Under these circumstances, the payment at maturity will be less than $860 per Bearish Trigger PLUS. For example, if the final index value is 35% greater than the initial index value, the Bearish Trigger PLUS will be redeemed at maturity for a loss of 35% of principal at $650, or 65% of the stated principal amount. There is no minimum payment at maturity on the Bearish Trigger PLUS, and you could lose your entire investment.

March 2026 Page 3

Morgan Stanley Finance LLC

Bearish Dual Directional Trigger PLUS Based on the Inverse Performance of the S&P 500® Index due April 16, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Bearish Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Bearish Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Bearish Trigger PLUS
Leverage factor:	200%
Trigger level:	114% of the initial index value
Maximum payment at maturity:	$1,300 per Bearish Trigger PLUS (130% of the stated principal amount)
Minimum payment at maturity:	None

Bearish Dual Directional Trigger PLUS Payoff Diagram

The Bearish Trigger PLUS
The Underlying Index
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the Bearish Trigger PLUS
$1,300 Maximum
Payment at Maturity
Leveraged
Trigger Zone
-15%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change In the Index Closing Value

See the next page for a description of how the Bearish Trigger PLUS work.

March 2026 Page 4

Morgan Stanley Finance LLC

Bearish Dual Directional Trigger PLUS Based on the Inverse Performance of the S&P 500® Index due April 16, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How it works

￭Upside Scenario if the Underlying Index Depreciates. If the final index value is less than the initial index value, the investor would receive the $1,000 stated principal amount plus 200% of the depreciation of the underlying index over the term of the Bearish Trigger PLUS, subject to the maximum payment at maturity. Under the terms of the Bearish Trigger PLUS, an investor would realize the maximum payment at maturity of $1,300 per Bearish Trigger PLUS (130% of the stated principal amount) at a final index value of 85% of the initial index value.

￭Given the leverage factor of 200%, if the underlying index depreciates 5%, the investor would receive a 10% return, or $1,100 per Bearish Trigger PLUS.

￭If the underlying index depreciates 90%, the investor would receive only a 30% return, or $1,300 per Bearish Trigger PLUS, due to the maximum payment at maturity.

￭Dual Directional Scenario. If the final index value is greater than or equal to the initial index value and is less than or equal to the trigger level of 114% of the initial index value, the investor would receive a 1% positive return on the Bearish Trigger PLUS for each 1% positive return on the underlying index.

￭If the underlying index appreciates 10%, the investor would receive a 10% return, or $1,100 per Bearish Trigger PLUS.

￭The maximum return you may receive in this scenario is a positive 14% return at maturity, or $1,140 per Bearish Trigger PLUS.

￭Downside Scenario if the Underlying Index Appreciates Beyond the Trigger Level. If the final index value is greater than the trigger level of 114% of the initial index value, the investor would receive an amount that is significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% increase in the underlying index. Under these circumstances, the payment at maturity will be less than $860 per Bearish Trigger PLUS. There is no minimum payment at maturity on the Bearish Trigger PLUS.

￭If the underlying index appreciates 40%, the investor would lose 40% of the investor’s principal and receive only $600 per Bearish Trigger PLUS at maturity, or 60% of the stated principal amount.

March 2026 Page 5

Morgan Stanley Finance LLC

Bearish Dual Directional Trigger PLUS Based on the Inverse Performance of the S&P 500® Index due April 16, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Bearish Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisors in connection with your investment in the Bearish Trigger PLUS.

Risks Relating to an Investment in the Bearish Trigger PLUS

￭The Bearish Trigger PLUS do not pay interest or guarantee return of any principal. The terms of the Bearish Trigger PLUS differ from those of ordinary debt securities in that the Bearish Trigger PLUS do not pay interest or guarantee the payment of any principal at maturity. If the final index value is greater than the trigger level (which is 114% of the initial index value), the dual directional feature will no longer be available and the payout at maturity will be an amount in cash that is at least 14% less than the $1,000 stated principal amount of each Bearish Trigger PLUS, and this loss will be by an amount proportionate to the full increase in the price of the underlying index over the term of the Bearish Trigger PLUS, without any buffer. There is no minimum payment at maturity on the Bearish Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Bearish Trigger PLUS.

￭The Bearish Trigger PLUS provide inverse exposure to the underlying index. The return on the Bearish Trigger PLUS is linked to the inverse performance of the underlying index. Therefore, your return on the Bearish Trigger PLUS will increase if the price of the underlying index decreases from the initial index value to the final index value, while your return on the Bearish Trigger PLUS will decrease significantly if the price of the underlying index increases from the initial index value to a final index value that is beyond the trigger level. If the final index value of the underlying index is greater than the trigger level, the return on the Bearish Trigger PLUS will be negative and you will receive significantly less than the stated principal amount. You could lose your entire investment in the Bearish Trigger PLUS.

￭The return of the Bearish Trigger PLUS is limited by the maximum payment at maturity. The return of the Bearish Trigger PLUS is limited by the maximum payment at maturity of $1,300 per Bearish Trigger PLUS, or 130% of the stated principal amount. Although the leverage factor provides 200% exposure to any decrease in the final index value over the initial index value, because the payment at maturity will be limited to 130% of the stated principal amount for the Bearish Trigger PLUS, any decrease in the final index value below the initial index value by more than 15% of the initial index value will not further increase the return on the Bearish Trigger PLUS.

￭The market price of the Bearish Trigger PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Bearish Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bearish Trigger PLUS in the secondary market, including the value (including whether the value is below the trigger level), volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the Bearish Trigger PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index, and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Bearish Trigger PLUS if you try to sell your Bearish Trigger PLUS prior to maturity.

￭The Bearish Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Bearish Trigger PLUS. You are dependent on our ability to pay all amounts due on the Bearish Trigger PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Bearish Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Bearish Trigger PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Bearish Trigger PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated

March 2026 Page 6

Morgan Stanley Finance LLC

Bearish Dual Directional Trigger PLUS Based on the Inverse Performance of the S&P 500® Index due April 16, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the Bearish Trigger PLUS is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index depreciates prior to the valuation date but then appreciates by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such increase. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the Bearish Trigger PLUS may be lower than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

￭Investing in the Bearish Trigger PLUS is not equivalent to investing in the underlying index. Investing in the Bearish Trigger PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the Bearish Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Bearish Trigger PLUS in the original issue price reduce the economic terms of the Bearish Trigger PLUS, cause the estimated value of the Bearish Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Bearish Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Bearish Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Bearish Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Bearish Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Bearish Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Bearish Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Bearish Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Bearish Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Bearish Trigger PLUS in the secondary market (if any exists) at any time. The value of your Bearish Trigger PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Bearish Trigger PLUS will be influenced by many unpredictable factors” above.

￭The Bearish Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Bearish Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Bearish Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Bearish Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Bearish Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Bearish Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bearish Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Bearish Trigger PLUS, the price at

March 2026 Page 7

Morgan Stanley Finance LLC

Bearish Dual Directional Trigger PLUS Based on the Inverse Performance of the S&P 500® Index due April 16, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

which you may be able to trade your Bearish Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Bearish Trigger PLUS, it is likely that there would be no secondary market for the Bearish Trigger PLUS. Accordingly, you should be willing to hold your Bearish Trigger PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Bearish Trigger PLUS. As calculation agent, MS & Co. will determine the initial index value, the trigger level and the final index value, including whether the value of the underlying index has decreased to below the trigger level, and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s),” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Bearish Trigger PLUS on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Bearish Trigger PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Bearish Trigger PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Bearish Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value, and, therefore, could affect the trigger level, which is the value at or above which the underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Bearish Trigger PLUS. Additionally, such hedging or trading activities during the term of the Bearish Trigger PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The U.S. federal income tax consequences of an investment in the Bearish Trigger PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Bearish Trigger PLUS. There is no direct legal authority regarding the proper U.S. federal tax treatment of the Bearish Trigger PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Bearish Trigger PLUS are uncertain, and the IRS or a court might not agree with the tax treatment of a Bearish Trigger PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the Bearish Trigger PLUS, the tax consequences of the ownership and disposition of the Bearish Trigger PLUS, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Bearish Trigger PLUS, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bearish Trigger PLUS, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying index

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Bearish Trigger PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Bearish Trigger PLUS or the component securities of the underlying index, or engaging in transactions in them, and any such action could adversely affect the value of the underlying index or the Bearish Trigger PLUS. These regulatory actions could result in restrictions on the Bearish Trigger PLUS and could result in the loss of a significant portion or all of your initial investment in the Bearish Trigger PLUS, including if you are forced to divest the Bearish Trigger PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Bearish Trigger PLUS has declined.

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Morgan Stanley Finance LLC

Bearish Dual Directional Trigger PLUS Based on the Inverse Performance of the S&P 500® Index due April 16, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

￭Adjustments to the underlying index could adversely affect the value of the Bearish Trigger PLUS. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

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Morgan Stanley Finance LLC

Bearish Dual Directional Trigger PLUS Based on the Inverse Performance of the S&P 500® Index due April 16, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Index Overview

Bloomberg Ticker Symbol: SPX

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

The closing value of the underlying index on March 13, 2026 was 6,632.19. The following graph sets forth the daily closing values of the underlying index for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing value of the underlying index at any time.

Underlying Index Closing Values January 1, 2021 to March 13, 2026

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Morgan Stanley Finance LLC

Bearish Dual Directional Trigger PLUS Based on the Inverse Performance of the S&P 500® Index due April 16, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Bearish Trigger PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P Dow Jones Indices LLC, or any successor thereof
Interest:	None
Bull market or bear market PLUS:	Bear market PLUS
Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Bearish Trigger PLUS will be postponed to the second business day following that valuation date as postponed.

Denominations:	$1,000 per Bearish Trigger PLUS and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Bearish Trigger PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Bearish Trigger PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered, if any, with respect to each stated principal amount of the Bearish Trigger PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Bearish Trigger PLUS to the trustee for delivery to the depositary, as holder of the Bearish Trigger PLUS, on the maturity date.

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Morgan Stanley Finance LLC

Bearish Dual Directional Trigger PLUS Based on the Inverse Performance of the S&P 500® Index due April 16, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Bearish Trigger PLUS

Additional Information:
Minimum ticketing size:	$1,000 / 1 Bearish Trigger PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Bearish Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a Bearish Trigger PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Bearish Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the Bearish Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the Bearish Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Bearish Trigger PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Bearish Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the Bearish Trigger PLUS. An alternative characterization of the Bearish Trigger PLUS could materially and adversely affect the tax consequences of ownership and disposition of the Bearish Trigger PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bearish Trigger PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Bearish Trigger PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Bearish Trigger PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Bearish Trigger PLUS.

Both U.S. and non-U.S. investors considering an investment in the Bearish Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Bearish Trigger PLUS, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Morgan Stanley Finance LLC

Bearish Dual Directional Trigger PLUS Based on the Inverse Performance of the S&P 500® Index due April 16, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Use of proceeds and hedging:

The proceeds from the sale of the Bearish Trigger PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Bearish Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Bearish Trigger PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Bearish Trigger PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Bearish Trigger PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Bearish Trigger PLUS by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, in futures and/or options contracts on the underlying index or any component stocks of the underlying index listed on major securities markets, or in any other securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially affect the value of the underlying index on the pricing date, and, therefore, could affect the trigger level, which is the value at or below which the underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Bearish Trigger PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Bearish Trigger PLUS, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Bearish Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the Bearish Trigger PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Bearish Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the Bearish Trigger PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $11.10 for each Bearish Trigger PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $3.20 for each Bearish Trigger PLUS. The costs included in the original issue price of the Bearish Trigger PLUS will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Bearish Trigger PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Bearish Trigger PLUS of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Bearish Trigger PLUS offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such Bearish Trigger PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions

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Morgan Stanley Finance LLC

Bearish Dual Directional Trigger PLUS Based on the Inverse Performance of the S&P 500® Index due April 16, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated September 23, 2025, which was filed as an exhibit to a Current Report on Form 8-K by the Company on September 23, 2025.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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